UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

(Date of earliest event reported): May 24, 2010

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS:

The Registrant completed the acquisition of 100% of the capital stock of e-biofuels, LLC on May 24, 2010 in accordance with that certain Stock Purchase Agreement (“Agreement”) dated February 24, 2010 with e-biofuels, LLC and its shareholders (collectively “e-biofuels”), as amended. The Registrant paid the shareholders of e-biofuels. LLC a total of 2.0 million shares of its restricted common stock and Convertible Promissory Notes totaling $3.75 million with accrued interest and principal due in four years. As a result of the acquisition, e-biofuels, LLC is a wholly-owned subsidiary of the Registrant. E-biofuels is engaged in the manufacture and sale of biodiesel at its plant in Middletown, Indiana and has a plant capacity of 15 million gallons per year. As of its most recent fiscal year ending December 31, 2009, e-biofuels, LLC has total assets of $10.0 million. Revenues for the most recent fiscal year end were $20.4 million resulting in a net loss of $1.96 million.

Attached hereto are the unaudited balance sheets and income statements of e-biofuels, LLC for its two fiscal years ending December 21, 2008 and December 31, 2009 and pro forma unaudited balance sheets and income statements of the Registrant for its most recent fiscal year ended July 31, 2009 and the six months ended January 31, 2010 including e-biofuels, LLC. Audited financial statements will be provided when available but in no event later than 75 days from the date of the closing.

ITEM 9.01	EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release
99.2	Financial Statements of e-biofuels, LLC.
99.3	Pro forma combined financial statements including e-biofuels, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson
Title:	President

Dated: May 25, 2010